Exhibit 99

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin  53154-1402

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

November 8, 2005

MIDWEST AIR GROUP REPORTS OCTOBER PERFORMANCE

Milwaukee, Wisconsin, November 8, 2005 – Midwest Air Group, Inc. (AMEX: MEH) today reported October performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Ten Months Ended
	October				October 31,
	2005	2004	% Change		2005	2004	% Change
Midwest Airlines Operations
Origin & Destination Passengers	257,997	184,913	39.5		2,488,958	1,856,234	32.3
Scheduled Service Revenue Passenger Miles (000s)	264,415	185,328	42.7		2,584,081	1,920,476	32.5
Scheduled Service Available Seat Miles (000s)	388,177	284,986	36.2		3,561,488	2,995,194	16.2
Total Available Seat Miles (000s)	393,012	297,270	32.2		3,607,228	3,111,819	13.3
Load Factor (%)	68.1%	65.0%	3.1	pts.	72.6%	64.1%	8.4	pts.
Revenue Yield (estimate)	$0.1269	$0.1277	(0.6)		$0.1174	$0.1218	(4.3)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0913	$0.0876	4.3		$0.0899	$0.0819	10.0
Average Passenger Trip Length (miles)	1,025	1,002	2.3		1,038	1,035	0.1
Number of Flights	4,183	3,108	34.6		38,022	31,358	18.7
Into-plane Fuel Cost per Gallon (estimate)	$2.52	$1.73	47.2		$1.83	$1.34	38.4

Midwest Connect Operations
Origin & Destination Passengers	69,418	63,475	9.4		689,632	565,504	21.9
Scheduled Service Revenue Passenger Miles (000s)	21,443	19,782	8.4		202,336	168,913	19.8
Scheduled Service Available Seat Miles (000s)	32,629	31,950	2.1		318,789	301,198	5.8
Total Available Seat Miles (000s)	32,629	32,010	1.9		319,056	301,266	5.9
Load Factor (%)	65.7%	61.9%	3.8	pts.	63.5%	56.1%	7.4	pts.
Revenue Yield (estimate)	$0.3879	$0.3619	7.2		$0.3604	$0.3719	(3.1)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2609	$0.2293	13.8		$0.2347	$0.2141	9.6
Average Passenger Trip Length (miles)	309	312	(0.9)		293	299	(1.8)
Number of Flights	4,986	4,982	0.1		50,026	47,059	6.3
Into-plane Fuel Cost per Gallon (estimate)	$2.63	$1.77	48.3		$1.90	$1.36	39.7

(1)

Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 48 cities, including San Diego – the airline’s newest destination. More information is available at www.midwestairlines.com.

###